Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-4, for Sino Agro Food, Inc. of our report dated April 15, 2018, relating to the balance sheets of Sino Agro Food, Inc. (the “Company”) as of December 31, 2017, the related statements of income and other comprehensive income, stockholders’ equity, and cash flows, for the year ended December 31, 2017, and the related notes. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ ECOVIS David Yeung Hong Kong
ECOVIS David Yeung Hong Kong

Hong Kong
June 27, 2019